Exhibit 99.1

PRESS RELEASE
ARUBA NETWORKS APPOINTS SEASONED INDUSTRY VETERAN AS
CHIEF OPERATING OFFICER
Hitesh Sheth Brings 20 Years Of Enterprise And Service Provider Market Experience To Newly
Created Position
SUNNYVALE, Calif., August 17, 2009 — Aruba Networks, Inc. (NASDAQ: ARUN), a global leader in wireless LANs and secure mobility solutions, today announced the appointment of Hitesh Sheth to the newly created position of Chief Operating Officer reporting to Dominic Orr, Aruba’s President and Chief Executive Officer. Mr. Sheth brings with him over 20 years of enterprise and service provider experience, most recently as the Executive Vice President and General Manager of Juniper Networks’ Ethernet Platforms Business Group. In this position Mr. Sheth had overall responsibility for driving the Ethernet switching business. Aruba’s growth and market expansion since its 2007 public offering prompted creation of the COO position, enabling Mr. Orr to focus on strategic partnerships and worldwide field operations.
“Our wireless LAN and services businesses have demonstrated strong growth in recent years, necessitating a dedicated executive to manage our expanding operations, marketing, engineering, and support organizations,” said Dominic Orr, Aruba’s president and CEO. “Hitesh’s deep enterprise experience, and the knowledge he brings about the service provider market, make him the ideal candidate for this new position. Aruba’s virtual branch networking and network management solutions are targeted at new markets and channels in which Hitesh has significant expertise. In the international market, service providers fulfill an important role as network integrators, and Hitesh’s experience will further our ability to nurture that channel. With Hitesh in place, this appointment positions Aruba for its next phase of growth.”
Mr. Sheth joined Juniper in 2005, and held a number of executive positions during his tenure at the company. In his most recent role as leader of Juniper’s switching business, Mr. Sheth drove Juniper’s entry into the switching market with the introduction of a comprehensive switching portfolio that has generated strong revenue momentum. Prior to that position Mr. Sheth led Juniper’s Service Layer Technologies Business Group. Under his leadership the company achieved the second largest market share in both network security and secure routing.
Prior to Juniper, Mr. Sheth spent seven years at Cisco where he tripled the Metro Ethernet business over four years and positioned the company as the market share leader. He additionally held a number of senior general management, marketing, and business development positions at Cisco. Prior to Cisco, Mr. Sheth held executive and engineering management positions at Liberate Technologies, Oracle Corporation and The Santa Cruz Operation (SCO). He received a Bachelors of Arts degree in Computer Science from the University of Texas at Austin.
“Enterprises worldwide are striving to boost efficiency, productivity, and collaboration while driving down expenses, and these trends align perfectly with Aruba’s secure mobility solutions,” said Mr. Sheth. “IT departments are rightsizing their networks to strike a practical balance between wired and wireless LANs. Fixed teleworker and hoteling initiatives are rising. Integrated network security is now considered business-critical, as is the need to deliver a uniform networking experience to all users, local or remote. These are all Aruba core competencies and the reasons why I believe Aruba’s prospects for growth are strong. I look forward to working with Dominic and the Aruba team to execute on this unique vision.”

Aruba Networks Appoints Seasoned Industry Veteran As Chief Operating Officer / Page 2
# # #
Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to our expectations regarding our future growth, the development of a service provider channel, and the creation of the new position of Chief Operating Officer. These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from those expressed or implied by such statements, including (1) business and economic conditions and growth trends in the networking industry; (2) reductions in overall information technology spending; and (3) our ability to compete in our industry, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Aruba’s report on Form 10-Q for the fiscal third quarter ended on April 30, 2009, which is available on Aruba’s investor relations website at www.arubanetworks.com and on the SEC website at www.sec.gov. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
# # #
About Aruba Networks
People move. Networks must follow. Aruba securely delivers networks to users, wherever they work or roam, using a combination of award-winning solutions:
•	Adaptive 802.11n Wi-Fi networks optimize themselves to ensure that users are always within reach of mission-critical information. Rightsizing expensive wired LANs by replacing them with high-speed 802.11n Wi-Fi reduces both capital and operating expenses;

•	Identity-based security assigns access policies to users, enforcing those policies whenever and wherever a network is accessed;

•	Remote networking solutions for branch offices, fixed telecommuters, and satellite facilities ensures uninterrupted remote access to applications;

•	Multi-vendor network management provides a single point of control while managing both legacy and new wireless networks from Aruba and its competitors.
The cost, convenience, and security benefits of our secure mobility solutions are fundamentally changing how and where we work. Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter at http://twitter.com/ArubaNetworks.
# # #

Media Contacts
Michael Tennefoss	Patty Oien
Aruba Networks, Inc.	Breakaway Communications
+1-408-754-8034	+1-415-358-2482
mtennefoss@arubanetworks.com	poien@breakawaycom.com
© 2009 Aruba Networks, Inc. AirWave®, Aruba Networks®, Aruba Mobility Management System®, Bluescanner, For Wireless That Works®, Mobile Edge Architecture, People Move. Networks Must Follow., The All-Wireless Workplace Is Now Open For Business, RFprotect, Green Island, and The Mobile Edge Company® are trademarks of Aruba Networks, Inc. All rights reserved. All other trademarks are the property of their respective owners.